As filed with the Securities and Exchange Commission on March 27, 2003

                                               Registration Statement No. 333-

==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              ------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------

                           LASALLE HOTEL PROPERTIES
          (Exact name of each registrant as specified in its charter)
                  Maryland                         36-4219376
      (State or other jurisdiction of    (I.R.S. employer identification
      incorporation or organization)                 number)
                        4800 Montgomery Lane, Suite M25
                           Bethesda, Maryland 20814
                                (301) 941-1500
         (Address, including zip code, and telephone number, including area code, of each registrant's principal
                               executive office)

                                 Jon E. Bortz
                     President and Chief Executive Officer
                           LaSalle Hotel Properties
                        4800 Montgomery Lane, Suite M25
                           Bethesda, Maryland 20814
                                (301) 941-1500
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                              -------------------
                                   Copy to:
                            Michael F. Taylor, Esq.
                        Sidley Austin Brown & Wood LLP
                             555 California Street
                        San Francisco, California 94104

                              -------------------

         Approximate date of commencement of proposed sale to public:
          From time to time after this Registration Statement becomes effective.

                              -------------------
      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.|X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              -------------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================

             Title of Class of                                          Proposed Maximum                    Amount of Registration
             Securities to be Registered                                Aggregate Offering Price (1)        Fee (5)(6)
----------------------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest, $.01 par value
  per share(2) .......................................................  }                               }
Common Share Warrants.................................................  }                               }
Preferred Shares of Beneficial Interest, $.01 par value per share(3)..  }    $300,000,000(5)            }       16,164
  Depositary shares representing Preferred Shares(4) .................  }                               }

==================================================================================================================================

 (1) Estimated solely for purposes of calculating the registration fee.

 (2) Such indeterminate number of common shares of LaSalle Hotel Properties as may from time to time be issued at indeterminate prices.

 (3) Such indeterminate number of preferred shares of LaSalle Hotel Properties as may from time to time be issued in series at indeterminate prices.

 (4) To be represented by depositary receipts of LaSalle Hotel Properties representing an interest in all or a specified portion of a preferred share of LaSalle Hotel Properties.

(5)  Calculated pursuant to Rule 457(o) under the Securities Act.

(6) As permitted by Rule 429 under the Securities Act, the prospectus included herein is a combined prospectus which also relates to Registration Statement No. 333-77371 previously filed by LaSalle Hotel Properties as to which securities having an aggregate offering price of $100,202,500 remain unsold. The registration fee of $27,856 associated with such securities was previously paid. Accordingly, the registration fee consists of $16,164 paid herewith and the $27,856 previously paid. This registration statement shall act, upon effectiveness, as Post-Effective Amendment No. 1 to Registration Statement No. 333-77371.

     The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective with Section 8(a) of the Securities Act or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

The information in this preliminary prospectus is not completed and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or jurisdiction of these securities is not permitted.






                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 27, 2003

PROSPECTUS

                                 $300,000,000

                           LASALLE HOTEL PROPERTIES

         Common Shares of Beneficial Interest, Common Share Warrants,
          Preferred Shares of Beneficial Interest, depositary shares representing Preferred Share and Preferred Share Warrants

                                --------------



      We may offer from time to time up to $300,000,000 of our common shares of beneficial interest, $.01 par value per share, preferred shares of beneficial interest, $.01 per value per share, depositary shares representing interests in our preferred shares, and warrants to purchase common shares or preferred shares. Our common shares are listed on the New York Stock Exchange under the symbol "LHO."

      We may offer the securities at prices and on terms to be set forth in one or more supplements to this prospectus. The securities may be offered directly, through agents on our behalf or through underwriters or dealers.

      The terms of the securities may include limitations on ownership and restrictions on transfer thereof as may be appropriate to preserve our status as a real estate investment trust for U.S. federal income tax purposes.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is               , 2003

                               TABLE OF CONTENTS

                                  Prospectus

WHERE YOU CAN FIND ADDITIONAL INFORMATION..................................ii
LASALLE HOTEL PROPERTIES....................................................1
STRATEGIES AND OBJECTIVES...................................................1
USE OF PROCEEDS.............................................................3
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS...................................................4
DESCRIPTION OF COMMON SHARES................................................4
DESCRIPTION OF PREFERRED SHARES.............................................6
DESCRIPTION OF  DEPOSITARY SHARES..........................................15
RESTRICTIONS ON OWNERSHIP OF CAPITAL SHARES................................19
DESCRIPTION OF WARRANTS....................................................21
FEDERAL INCOME TAX CONSIDERATIONS..........................................23
PLAN OF DISTRIBUTION.......................................................34
LEGAL MATTERS..............................................................36
EXPERTS....................................................................36


                                     (i)

      In this prospectus, the terms "we," "us" and "our," refer to LaSalle Hotel Properties, LaSalle Hotel Operating Partnership, L.P. (the "Operating Partnership") and their subsidiaries, except as the context otherwise requires.

             WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also obtain copies of this material from commercial retrieval services and electronically at the SEC's Internet web site at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3
(Registration No. 333-       ). This prospectus, which constitutes part of the
registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. The SEC permits us to "incorporate by reference" information we file with them into this document, which means that we can disclose important information to you by referring you to those documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file (or that is deemed to have been filed) with the SEC after the date of this prospectus will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about our operations.

      The following documents that we previously filed with the SEC pursuant to the Exchange Act are incorporated by reference in this prospectus:

      SEC Filings (File No. 1-14045)            Period
      ------------------------------            ------

      Annual Report on Form 10-K                Year ended December 31, 2002
      Registration Statement on Form 8-A        Filed April 21, 1998

      We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the notes being registered or until this offering is otherwise terminated. If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to the documents unless exhibits are specifically incorporated by reference in those documents. You should direct requests for copies the Vice President of Finance, LaSalle Hotel Properties, 4800 Montgomery Lane, Suite M25, Bethesda, Maryland 20814, (301) 941-1516. You may access our website at http://www.lasallehotels.com.


                                     (ii)

      CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

      Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company are described below under "Risk Factors." These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein. Our actual results may differ significantly from the results discussed in the forward-looking statements.


                                    (iii)

                           LaSalle Hotel Properties

      LaSalle Hotel Properties buys, owns and leases upscale and luxury full-service hotels located in convention, resort and major urban business markets. Beginning with our first year of operations ended December 31, 1998, we have elected to be taxed as a real estate investment trust, commonly referred to as a "REIT," under the Internal Revenue Code of 1986, as amended, which we refer to as the "Code." We intend to operate in such a manner so that we may continue to qualify for taxation as a REIT.

      We are a self-managed and self-administered REIT, and as of December 31, 2002, we owned interests in 17 hotels with approximately 5,800 rooms/suites located in eleven states and the District of Columbia. We own 100% equity interests in 15 of our hotels, a 95.1% interest in a partnership which owns one hotel and a 9.9% equity interest in a joint venture that owns one hotel. All of our hotels are leased under participating leases which provide for rental payments equal to the greater of base rent or participating rent which is based on fixed percentages of gross hotel revenue. These leases are designed to allow us to achieve substantial participation in revenue growth at our hotels. All of our hotels are managed by independent hotel operators. Four of our hotels are leased to unaffiliated lessees (affiliates of whom also manage these hotels) and 12 of our hotels are leased to our taxable REIT subsidiary, LaSalle Hotel Lessee, Inc. ("LHL"), or one of its wholly owned subsidiaries. The hotel which is owned by the joint venture that owns the Chicago Marriott Downtown is leased to Chicago 540 Lessee, Inc. in which we also have a 9.9% equity interest. Lease revenue from LHL and its wholly owned subsidiaries is eliminated in consolidation.

      Substantially all of our assets are held by, and all of its operations are conducted through LaSalle Hotel Operating Partnership, L.P. We are the sole general partner of the operating partnership with an approximate 97.7% ownership at December 31, 2002. At December 31, 2002, continuing investors held, in the aggregate, 424,686 limited partnership units or a 2.4% limited partnership interest in the operating partnership. The outstanding units are redeemable at the option of the holder for a like number of our common shares, or, at our option, for the cash equivalent.

                           STRATEGIES AND OBJECTIVES

      Our primary objectives are to provide a stable stream of income to our shareholders through increases in distributable cash flow and to increase long-term total returns to shareholders through appreciation in the value of our common shares. To achieve these objectives, we seek to:

o enhance the return from and the value of our hotels and any additional hotels we may acquire or develop; and

o     invest in or acquire additional hotels on favorable terms.

   We seek to achieve revenue growth principally through:

o     renovations and/or expansions at selected hotels;

o acquisitions of full-service hotels located in convention, resort and major urban business markets in the U.S. and abroad, especially upscale and luxury full-service hotels in such markets where we perceive strong demand growth or significant barriers to entry; and

o selective development of hotel properties, particularly upscale and luxury full-service hotels in high demand markets where development economics are favorable.

      We intend to acquire additional hotels in targeted markets, consistent with the growth strategies outlined above and which may:

o possess unique competitive advantages in the form of location, physical facilities or other attributes;

o be available at significant discounts to replacement cost, including when such discounts result from reduced competition for hotels with long-term management and/or franchise agreements;

o benefit from brand or franchise conversion, new management, renovations or redevelopment or other active and aggressive asset management strategies; or

o  have expansion opportunities.

      We seek to grow through strategic relationships with premier, internationally recognized hotel operating companies including: Starwood Hotels & Resorts Worldwide, Inc., Marriott International, Inc., Radisson Hotels International, Inc., Interstate Hotels Corporation, Crestline Hotels & Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, and Kimpton Hotel & Restaurant Group, LLC. We believe that having multiple independent hotel operators creates a network that will generate significant acquisition opportunities.

      Our executive offices are located at 4800 Montgomery Lane, Suite M25, Bethesda, Maryland 20814 and our telephone number at that location is (301) 941-1500.

                                USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, the net proceeds to us, from the sale of the securities offered by the applicable prospectus supplement will be used for the repayment of existing indebtedness, the acquisition or development of additional hotel properties as suitable opportunities arise and the renovation, expansion and improvement of our existing hotels, in each case, as described in detail in the prospectus supplement depending on the circumstances at the time of the related offering, and for other general corporate purposes.

           RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                          STOCK DIVIDENDS (UNAUDITED)

      The following table sets forth the consolidated ratios of earnings to combined fixed changes and preferred stock dividends for the period shown.

                                            Year Ended December 31,
                                --------------------------------------------
                                2002    2001      2000      1999      1998
                                ----    ----      ----      ----      ----

Ratio of Earnings               0.8x    1.3x(B)   1.8x(B)   1.9x(B)   2.7x(A)
to
Combined Fixed
Charges and
Preferred Stock
Dividends
-----------
(A) We were organized on January 15, 1998 and commenced operations on April 29, 1998.

(B)   We did not have any preferred capital outstanding prior to March 2002.

      The ratio of earnings to combined fixed charges and preferred dividends were computed by dividing earnings by the aggregate of fixed charges and preferred dividends. For this purpose, earnings consist of income from continuing operations before minority interest, fixed charges (excluding interest capitalized), gain or loss from the sale of property, extraordinary items and preferred dividends. Fixed charges consist of interest expense (including interest costs capitalized) and preferred dividends.

                         DESCRIPTION OF COMMON SHARES

General

      Under Maryland law, a shareholder is not personally liable for our obligations solely as a result of being a shareholder. Our Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of ours by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder. Our Amended and Restated Bylaws ("Bylaws") further provide that we shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

      Our Declaration of Trust provides that we may issue 100 million common shares of beneficial interest, par value $.01 per share. In addition, units of limited partnership interest in the Operating Partnership may be redeemed for cash or, at our option, common shares on a one-for-one basis. On March 27, 2003, there were 18,713,581 common shares outstanding.

      All of the common shares offered hereby have been duly authorized and will be fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of our Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of common shares are entitled to receive distributions if, as and when authorized and declared by our Board of Trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all our known debts and liabilities.

      Subject to the provisions of our Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

      Holders of common shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of LaSalle Hotel Properties. Subject to the exchange provisions of our Declaration of Trust regarding restrictions on transfer, common shares have equal distribution, liquidation and other rights.

Certain Provisions of the Declaration of Trust

      Pursuant to Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. Our Declaration of Trust provides that the Board of Trustees, with the approval of a majority of the votes entitled to be cast at a meeting of shareholders, may amend our Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class that we have the authority to issue. Our Declaration of Trust also provides that a merger transaction or termination of the trust must be approved, at a meeting of the shareholders called for that purpose, by the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of all the votes entitled to be cast on the matter. Under Maryland law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or Maryland law without the affirmative vote of the shareholders. Our Declaration of Trust permits such action by our Board of Trustees.

      Our Board of Trustees is divided into three classes of trustees, serving staggered three year terms. At each annual meeting of shareholders, the class of trustees to be elected at the meeting will be elected for a three-year term and the trustees in the other two classes will continue in office. We believe that classified trustees will help to assure the continuity and stability of our Board of Trustees and our business strategies and policies as determined by our Board of Trustees. The use of a staggered board may delay or defer a change in control of LaSalle Hotel Properties or the removal of incumbent management.

Restrictions on Ownership

      In order to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, our Board of Trustees has adopted, and our shareholders prior to the IPO approved, a provision in our Declaration of Trust restricting the ownership or acquisition of common shares. See "Restrictions on Ownership of Capital Shares."

Transfer Agent and Registrar

      The transfer agent and registrar for our common shares is LaSalle Bank, N.A.

                        DESCRIPTION OF PREFERRED SHARES

General

      Our Declaration of Trust provides that we may issue up to 20 million preferred shares, $.01 par value per share. On March 27, 2003, 3,991,900 shares of our 10 1/4% Series A Cumulative Redeemable Preferred Shares (Liquidation Preference $25 Per Share) were issued and outstanding.

      The statements made hereunder relating to the preferred shares are summaries of the anticipated material terms thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the applicable provisions of our Declaration of Trust and Bylaws and any applicable articles supplementary to our Declaration of Trust designating terms of a series of preferred shares.

      The issuance of preferred shares could adversely affect the voting power, dividend rights and other rights of holders of common shares. Although our Board of Trustees has no intention at the present time, it could establish a series of preferred shares that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of LaSalle Hotel Properties that might involve a premium price for the common shares or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred shares will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

      Subject to the limitations prescribed by our Declaration of Trust, our Board of Trustees is authorized to fix the number of shares constituting each series of preferred shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the provisions as may be desired concerning voting, redemption, distributions, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of our Board of Trustees. The preferred shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

      A prospectus supplement relating to the series of preferred shares offered will contain specific terms, including:

o     The title and stated value of the preferred shares;

o The number of preferred shares, the liquidation preference per preferred share and the offering price of the preferred shares;

o The distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

o The date from which distributions on the preferred shares shall accumulate, if applicable;

o The procedures for any auction and remarketing, if any, for the preferred shares;

o The provision for a sinking fund, if any, for the preferred shares;

o The provisions for redemption, if applicable, of the preferred shares;

o Any listing of the preferred shares on any securities exchange;

o The terms and conditions, if applicable, upon which the preferred shares may or will be convertible into our common shares, including the conversion price or manner of calculation thereof;

o The relative ranking and preferences of the preferred shares as to distribution rights and rights upon our liquidation, dissolution or winding up of our affairs;

o Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT;

o A discussion of material federal income tax considerations applicable to the preferred shares; and

o Any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank

      Unless otherwise specified in the applicable prospectus supplement, the preferred shares will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank:

      (1) senior to our common shares and to all classes or series of equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred shares;

      (2) on a parity with all classes or series of equity securities issued by us, other than those referred to in clauses (1) and
           (3); and

      (3) junior to all classes or series of equity securities issued by us which the terms of the preferred shares provide will rank senior to it. The term "equity securities" does not include convertible debt securities.

Distributions

      Unless otherwise specified in the applicable prospectus supplement, the preferred shares will have the rights with respect to payment of distributions set forth below.

      Holders of the preferred shares of each series will be entitled to receive, when, as and if authorized by our Board of Trustees, out of assets legally available for payment, cash distributions in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each distribution shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our Board of Trustees.

      Distribution on any series of preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Distribution, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Trustees fails to authorize a distribution payable on a distribution payment date on any series of preferred shares for which distribution are non-cumulative, then the holders of the series of preferred shares will have no right to receive a distribution in respect of the related distribution period and we will have no obligation to pay the distribution accrued for the period, whether or not distributions on the series of preferred shares are declared payable on any future distribution payment date.

      If preferred shares of any series are outstanding, no full distributions will be authorized or paid or set apart for payment on any of our capital shares of any other series ranking, as to distributions, on a parity with or junior to the preferred shares of the series for any period unless:

o if the series of preferred shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are authorized and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past distribution periods and the then current distribution period; or

o if the series of preferred shares do not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of the series.

      When distributions are not paid in full (or a sum sufficient for the full payment is not so set apart) on preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to distributions with the preferred shares of the series, all distributions authorized upon preferred shares of the series and any other series of preferred shares ranking on a parity as to distributions with the preferred shares shall be authorized pro rata so that the amount of distributions authorized per preferred share of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued distributions per share on the preferred shares of the series and the other series of preferred shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred shares do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on preferred shares of the series which may be in arrears.

      Except as provided in the immediately preceding paragraph, unless (1) if the series of preferred shares has a cumulative distribution, full cumulative distributions on the preferred shares of the series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, and (2) if the series of preferred shares does not have a cumulative distribution, full distributions on the preferred shares of the series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in common shares or other capital shares ranking junior to the preferred shares of the series as to distributions and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be authorized or made upon the common shares, or any other of the capital shares of LaSalle Hotel Properties ranking junior to or on a parity with the preferred shares of the series as to distributions or upon liquidation, nor shall any shares of common shares, or any other capital shares of LaSalle Hotel Properties ranking junior to or on a parity with the preferred shares of the series as to distributions or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares) by LaSalle Hotel Properties except:

      (1) by conversion into or exchange for other capital shares of LaSalle Hotel Properties ranking junior to the preferred shares of the series as to distributions and upon liquidation;

      (2) by redemption, purchase or acquisition of equity securities under incentive, benefit or share purchase plans of LaSalle Hotel Properties for officers, Trustees or employees or others performing or providing similar services; or

      (3) by other redemption, purchase or acquisition of such capital shares for the purpose of preserving our status as a REIT.

Redemption

      If so provided in the applicable prospectus supplement, the preferred shares will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

      The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares that we will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid distributions thereon (which shall not, if the preferred shares do not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of our capital shares, the terms of the preferred shares may provide that, if no capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares shall automatically and mandatorily be converted into the applicable capital shares of LaSalle Hotel Properties pursuant to conversion provisions specified in the applicable prospectus supplement.

      Notwithstanding the foregoing, unless (1) if the series of preferred shares has a cumulative distribution, full cumulative distributions on all shares of any series of preferred shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, and (2) if the series of preferred shares does not have a cumulative distribution, full distributions on the preferred shares of any series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of any series of preferred shares shall be redeemed unless all outstanding preferred shares of the series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of the series to preserve our status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series. In addition, unless (1) if the series of preferred shares has a cumulative distribution, full cumulative distributions on all outstanding shares of any series of preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, and (2) if the series of preferred shares do not have a cumulative distribution, full distributions on the preferred shares of any series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, we shall not purchase or otherwise acquire, directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any preferred shares of the series (except by conversion into or exchange for our capital shares ranking junior to the preferred shares of the series as to distributions and upon liquidation; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of the series to preserve our status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series.)

      If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder (with adjustments to avoid redemption of fractional shares) or by lot or in any other reasonable manner.

      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on the share transfer books. Each notice shall state:

o     the redemption date;

o the number of shares and series of the preferred shares to be redeemed;

o     the redemption price;

o the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

o that distribution on the shares to be redeemed will cease to accumulate on the redemption date; and

o the date upon which the holder's conversion rights, if any, as to the shares shall terminate.

      If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for redemption have been set aside by LaSalle Hotel Properties in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date distribution will cease to accumulate on the preferred shares, and all rights of the holders of the preferred shares will terminate, except the right to receive the redemption price.

Liquidation Preference

      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs (referred to herein as a "liquidation"), before any distribution or payment shall be made to the holders of our common shares or any other class or series of our capital shares ranking junior to the preferred shares of the series in the distribution of assets upon any liquidation, dissolution or winding up of LaSalle Hotel Properties, the holders of the preferred shares shall be entitled to receive out of our assets legally available for distribution to shareholders (after payment or provision for payment of all debts and other liabilities of LaSalle Hotel Properties) liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all distributions accumulated and unpaid thereon (which shall not include any accumulation in respect of unpaid distribution for prior distribution periods if the preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no rights or claim to any remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of the series and the corresponding amounts payable on all shares of other classes or series of our capital shares ranking on a parity with the preferred shares in the distribution of assets, then the holders of the preferred shares and all other classes or series of capital shares shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      The consolidation or merger of LaSalle Hotel Properties with or into any other entity, or the merger of another entity with or into LaSalle Hotel Properties, or a statutory share exchange by LaSalle Hotel Properties, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of LaSalle Hotel Properties, shall not be deemed to constitute a liquidation, dissolution or winding up of LaSalle Hotel Properties.

Voting Rights

      Holders of the preferred shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

      Whenever distributions on any series of preferred shares shall be in arrears for six or more consecutive quarterly periods, the holders of the preferred shares (voting as a single class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of LaSalle Hotel Properties at a special meeting called by the holders of record of at least ten percent (10%) of any series of parity preferred shares so in arrears (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders), or, if the request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, at the next annual meeting of shareholders, and at each subsequent annual meeting until
(i) if the series of preferred shares has a cumulative distribution, all distributions accumulated on the preferred shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full or (ii) if the series of preferred shares does not have a cumulative distribution, four quarterly distributions shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire Board of Trustees of LaSalle Hotel Properties will be increased by two trustees.

      Unless provided otherwise for any series of preferred shares, so long as any preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the preferred shares of the series outstanding at the time, given in person or by proxy, either in writing or at a meeting (the series voting separately as a class):

      (1) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the preferred shares with respect to payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of LaSalle Hotel Properties, or reclassify any authorized capital shares of LaSalle Hotel Properties into preferred shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares; or

      (2) amend, alter or repeal the provisions of our Declaration of Trust or the Articles Supplementary for the series of preferred shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the series of preferred shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (2) above, so long as the series of preferred shares remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, LaSalle Hotel Properties may not be the surviving entity and such surviving entity may thereafter be the issuer of the preferred shares, the occurrence of any Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of the series of preferred shares; and provided, further, that (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other class or series of equity securities, or (y) any increase in the amount of authorized shares of the series of preferred shares or any other class or series of equity securities, in each case ranking on a parity with or junior to the preferred shares of the series with respect to payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of LaSalle Hotel Properties, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of the series of preferred shares shall have been converted, redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

      The terms and conditions, if any, upon which any series of preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement. The terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares.

Shareholder Liability

      As discussed above under "Description of Common Shares-- General," under Maryland law, a shareholder, including holders of preferred shares, is not personally liable for the our obligations solely as a result of his status as a shareholder. Our Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of ours by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder. Our Bylaws further provide that we shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Restrictions on Ownership

      As discussed below under "Restrictions on Ownership of Capital Shares," in order for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Therefore, the Articles

Supplementary for each series of preferred shares may contain provisions restricting the ownership and transfer of the preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred shares.

Registrar and Transfer Agent

      Unless otherwise specified in the applicable prospectus supplement, the registrar and transfer agent for the preferred shares will be LaSalle Bank, N.A.

                       DESCRIPTION OF DEPOSITARY SHARES

General

      We may issue receipts for depositary shares, each of which will represent a fractional interest or a share of a particular series of a class of preferred shares, as specified in the applicable prospectus supplement. Preferred shares of each series of each class represented by depositary shares will be deposited under a separate Agreement among LaSalle Hotel Properties, the named depositary and the holders from time to time of the depositary receipts. Subject to the terms of the agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of preferred shares represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred shares represented by the depositary shares, including distribution, voting, conversion, redemption and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable agreement. Immediately following the issuance and delivery of the preferred shares by us to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of agreement and depositary receipt may be obtained from us upon request.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of the depositary receipts evidencing the related depositary shares in proportion to the number of the depositary receipts owned by the holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

      In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to holders.

Withdrawal of Shares

      Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holders thereof will be entitled to delivery at the office, to or upon the holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of the preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of  depositary shares

      Whenever we redeem preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided we shall have paid in full to the depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot.

      After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption upon surrender thereof to the depositary.

Voting of the Underlying Preferred Shares

      Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The depositary will vote the amount of preferred shares represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred shares represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares.

Liquidation Preference

      In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by the depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

      The depositary shares, as such, are not convertible into common shares or any other securities or property of ours. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by depositary receipts into whole common shares, other preferred shares of ours or other capital shares of ours, and we have agreed that upon receipt of instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect the conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if the conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless the amendment has been approved by the existing holders of at least a majority of the depositary shares evidenced by the depositary receipts then outstanding.

      The agreement may be terminated by us upon not less than 30 days' prior written notice to the depositary if (1) the termination is to preserve our status as a REIT or (2) a majority of each class of preferred shares affected by the termination consents to the termination, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional preferred shares as are represented by the depositary shares evidenced by depositary receipts. In addition, the agreement will automatically terminate if (1) all outstanding depositary shares shall have been redeemed, (2) there shall have been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of LaSalle Hotel Properties and the distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred shares or (iii) each related preferred share shall have been converted into capital share of LaSalle Hotel Properties not so represented by depositary shares.

Charges of Preferred Shares Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the agreement.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

      The depositary will forward to holders of depositary receipts any reports and communications from LaSalle Hotel Properties which are received by the depositary with respect to the related preferred shares.

      Neither LaSalle Hotel Properties nor the depositary will be liable if the depositary is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the agreement. The obligations of LaSalle Hotel Properties and the depositary under the agreement will be limited to performing specified duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and LaSalle Hotel Properties and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. LaSalle Hotel Properties and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting the preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed to be competent to give information, and on documents believed to be genuine and signed by a proper party.

      If the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and from LaSalle Hotel Properties, on the other hand, the depositary shall be entitled to act on claims, requests or instructions received from LaSalle Hotel Properties.

                  RESTRICTIONS ON OWNERSHIP OF CAPITAL SHARES

Restrictions on Ownership and Transfer

      For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if we, or an owner of 10% or more in value of our shares, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

      Because our Board of Trustees believes it is desirable for us to qualify as a REIT, our Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit. The ownership attribution rules under the Code are complex and may cause shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the shares (or the acquisition of an interest in an entity that owns, actually or constructively, shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding shares and thus subject such shares to the Ownership Limit. The Board of Trustees may grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if such person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that (i) such person is not an individual for purposes of the Code, (ii) such ownership will not cause a person who is an individual to be treated as owning shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and
(iii) such ownership will not otherwise jeopardize our status as a REIT. As a condition of such waiver, the Board of Trustees may, in its reasonable discretion, require undertakings or representations from the applicant to ensure that the conditions in clauses (i), (ii) and (iii) of the preceding sentence are satisfied and will continue to be satisfied as long as such person owns shares in excess of the Ownership Limit. Under certain circumstances, the Board of Trustees may, in its sole and absolute discretion, grant an exemption for individuals or entities to acquire any series or class of Preferred Shares in excess of the

Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made. In either circumstance, prior to granting any exemption, the Board of Trustees must receive a ruling from the Internal Revenue Service or advice of counsel, in either case in form and substance satisfactory to the Board of Trustees, as it may deem necessary or advisable in order to determine or ensure our status as a REIT.

      Our Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of ours if such transfer would result in shares of beneficial interest being owned by fewer than 100 persons.

      Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of ours that will or may violate any of the foregoing restrictions on transferability and ownership is required to give us notice immediately and to provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

      If any purported transfer of our shares of beneficial interest or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in our Declaration of the Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "Excess Shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such Excess Shares. Any such Excess Shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such excess shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by us with respect to such Excess Shares, and also will be entitled to exercise all voting rights with respect to such Excess Shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by us that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by us that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the Excess Shares will be void.

      In addition, shares of beneficial interest held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date we, or our designee, accepts such offer. We shall have the right to accept such offer for a period of 90 days after the transfer of Excess Shares to the Trust. Upon such a sale to us, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

      The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

      Each shareholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      These Ownership Limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of common shares might receive a premium for their common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                            DESCRIPTION OF WARRANTS

      We may issue Warrants for the purchase of common shares or preferred shares. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between LaSalle Hotel Properties and a warrant agent specified therein. The agent for the warrants will act solely for LaSalle Hotel Properties in connection with the warrants of the series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

      The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

o     the title of the warrants;

o     the aggregate number of the warrants;

o     the price or prices at which the warrants will be issued;

o the currencies in which the price or prices of the warrants may be payable;

o the designation, amount and terms of the Securities purchasable upon exercise of the warrants;

o the designation and terms of the other Securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

o if applicable, the date on and after which the warrants and the Securities purchasable upon exercise of the warrants will be separately transferable;

o the price or prices at which and currency or currencies in which the Securities purchasable upon exercise of the warrants may be purchased;

o the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

o the minimum or maximum amount of the warrants which may be exercised at any one time;

o     information with respect to book-entry procedures, if any;

o     a discussion of material federal income tax considerations;
      and

o any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes certain material United States federal income tax consequences of the purchase, ownership and disposition of our shares by individuals who hold the Shares as capital assets (within the meaning of section 1221 of the Code). It does not purport to address the federal income tax consequences applicable to all categories of holders, some of which (such as insurance companies, regulated investment companies or dealers in securities) may be subject to special rules. Except as discussed under the caption "Taxation of Foreign Shareholders," this summary does not address persons who are not U.S. Shareholders (as defined herein).

      This summary is based on current provisions of the Code, the Treasury regulations promulgated thereunder and judicial or ruling authorities. All these authorities are subject to change, and any change may be effective retroactively. No attempt is made to present a detailed explanation of the tax treatment of LaSalle Hotel Properties or our Shareholders, and the discussion here is not intended as a substitute for careful tax planning. WE RECOMMEND THAT OUR INVESTORS CONSULT THEIR OWN TAX ADVISERS REGARDING ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF INVESTING IN SHARES IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

      As used herein, a holder of our shares is a "U.S Shareholder" if the holder is (i) a citizen or resident of the United States who is a natural person, (ii) a corporation or a partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons" (within the meaning of the Code and attending Treasury regulations) have authority to control all substantial decisions of the trust. In addition, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996 that are treated as United States persons on August 19, 1996 and elect to continue to be treated as United States persons, are also considered U.S. Shareholders. A holder of our shares is a "Non-U.S. Shareholder" if the holder is a nonresident alien or a foreign corporation, partnership, trust or estate.

General

      We have elected to be taxed as a REIT under sections 856 through 860 of the Code effective for our taxable year ending December 31, 1998, and we believe that we have been organized and operated in the manner necessary to qualify as a REIT commencing with that taxable year. We have been structured to qualify as a REIT and we intend to continue to qualify as a REIT, but no assurance can be given that we will operate in the manner necessary to remain qualified as a REIT.

      In the opinion of Sidley Austin Brown & Wood LLP, commencing with our taxable year ending December 31, 1998, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. This opinion is based on various assumptions relating to our organization and operation and upon representations made by us concerning certain factual matters, including matters related to our organization and expected manner of operation. Moreover, qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual annual operating results, (i) dividend distribution levels, (ii) diversity of beneficial ownership, and
(iii) various other qualification tests (discussed below) imposed by the Code. Sidley Austin Brown & Wood LLP will not review compliance with these tests on a continuing basis and no assurance can be given that we will satisfy such tests on a continuing basis. See the discussion under the caption "Failure to Qualify," below.

      The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are technical and complex.

      In general, if we qualify as a REIT, we will not be subject to federal corporate income taxes on the net income that we distribute currently to our shareholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporation and shareholder levels) that generally results from investment in a corporation. We will, however, still be subject to federal income and excise tax in certain circumstances, including the following:

        o we will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains;

        o we may be subject to the "alternative minimum tax" on our items of tax preference;

        o if we have (i) net income from the sale or other disposition of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, then we will be subject to tax on that income at the highest corporate rate. In general, "foreclosure property" is any property we acquire by foreclosure (or otherwise) on default of a lease of such property or a loan secured by such property;

        o if we have net income from prohibited transactions, then that income will be subject to a 100% tax. In general, "prohibited transactions" are sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business;

        o if we fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below), but preserve our qualification as a REIT by satisfying certain other requirements, then we will be subject to a 100% tax on (i) the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which 90% of our gross income exceeds the amount of gross income we derive from sources that count towards satisfying the 95% gross income test, (ii) multiplied by a fraction intended to reflect our profitability;

        o if we fail to distribute for each calendar year at least the sum of (i) 85% of our REIT ordinary income, (ii) 95% of our REIT capital gain net income, and (iii) any undistributed taxable income from prior years, then we will be subject to a 4% excise tax on the excess of the required distributions over the actual distributions;

        o if we acquire any asset from a C corporation (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and if we recognize gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date we acquire the asset, then the asset's "built-in" gain
              (the excess of the asset's fair market value at the time we acquired it over the asset's adjusted basis at that time) will be subject to tax at the highest regular corporate rate (the "Built-In Gain Rule"); and

        o if it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary (as defined herein) on the basis of arm's length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, then we will be subject to a tax equal to 100% of those amounts.

      Requirements for Qualification. The Code defines a REIT as a corporation, trust, or association:

        o     that is managed by one or more trustees or directors;

        o the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

        o     that would be taxable as a domestic corporation, but for
              Section 856 through 859 of the Code;

        o that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

        o the beneficial ownership of which is held by 100 or more persons;

        o no more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

        o that meets certain other tests, described below, regarding the composition of its income and assets.

      The first four requirements must be satisfied during the entire taxable year, and the fifth must be satisfied during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months). The fifth and sixth requirements did not apply until after the first taxable year for which we elected to be taxed as a REIT. In addition, we will be treated as satisfying the sixth condition for any taxable year for which we comply with the regulatory requirements to request information from our shareholders regarding their actual ownership of our shares and we do to know, or exercising reasonable due diligence would not have known, that we failed to satisfy such condition.

      We intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Failure to do so will subject us to a fine. In addition, certain restrictions on the transfer of our shares, imposed by our Declaration of Trust, are meant to help us continue to satisfy the fifth and sixth requirements for qualification described above.

      Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

      Income Tests. To remain qualified as a REIT we must satisfy two gross income tests in each taxable year. First, at least 75% of our gross income (excluding gross income from "prohibited transactions") must come from real estate sources such as rents from real property (as defined below) and interest on obligations secured by real property, and from certain temporary investments. Second, at least 95% of our gross income (excluding gross income from "prohibited transactions") must come from investments, such as rents from real property and interest on obligations secured by real property, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

      Subject to certain restrictions, rents received by a REIT (which include charges for services customarily furnished or rendered in connection with real property and rent attributable to personal property leased in connection with real property) will generally qualify as "rents from real property". The restrictions imposed include the following:

        o the amount of rent must not be based, in whole or in part, on the income or profits of any person (with an exception for rents based on fixed percentages of the occupant's receipts or sales);

        o except for certain qualified lodging facilities leased to a taxable REIT subsidiary (described below), the REIT (or a direct or indirect owner of 10% or more of the REIT) may not own (directly or constructively) 10% or more of the tenant (a "Related Party Tenant");

        o the amount of rent attributable to personal property leased in connection with a lease of real property may not exceed 15% of the total rent received under the lease; and

        o the REIT generally may not operate or manage the property or furnish or render services to the tenants except through (i) a taxable REIT subsidiary (described below) or (2) an "independent contractor" that satisfies certain stock ownership restrictions, that is adequately compensated and from whom we derive no income. (We are not required to use a taxable REIT subsidiary or independent contractor, however, to the extent that any service we provide is "usually or customarily rendered" in connection with the rental of space for occupancy only or is not considered "rendered to the tenants.")

      If, for any taxable year, we fail to satisfy the 75% gross income test, the 95% gross income test, or both, we may nevertheless preserve our REIT status if we satisfy certain relief provisions under the Code. In general, relief will be available if (i) our failure to meet one or both of the gross income tests is due to reasonable cause rather than willful neglect, (ii) we attached a schedule of the sources of our income to our federal corporate income tax return and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is, however, impossible to state whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under the caption "General," even if we qualified for relief, a tax would be imposed with respect to the amount by which we fail the 75% gross income test or 95% gross income test.

      Asset Tests. To maintain our qualification as a REIT we must also satisfy, at the close of each quarter of each taxable year, the following tests relating to the nature of our assets.

        o at least 75% of the value of our total assets must be represented by real estate assets, including (a) interests in real property and interests in obligations secured by real property ("mortgages"), (b) our proportionate share (determined in accordance with our capital interest) of real estate assets held by any partnership in which we are a partner (c) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (that is, at least five-years) public debt offering, and (d) cash, cash items and Government securities.

        o no more than 20% of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below); and

        o except for (a) securities in the 75% asset class, (b) securities in a taxable REIT subsidiary or qualified REIT subsidiary (defined below), and (c) certain partnership interests and debt obligations, --

              o the value of any one issuer's securities we own may not exceed 5% of the value of our total assets;

              o we may not own more than 10% of any one issuer's outstanding voting securities; and

              o we may not own more than 10% of the total value of any one issuer's outstanding securities.

      We may hold one or more assets (or provide services to tenants) through one or more taxable REIT subsidiaries. To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. We and LHL made a joint election to treat LHL as our taxable REIT subsidiary effective January 1, 2001. A taxable REIT subsidiary will pay tax at the corporate rates on its earnings, but such earnings may include types of income that might jeopardize our REIT status if we earned it directly. We may hold up to 100% of the stock in a taxable REIT subsidiary. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the taxable REIT subsidiary at arm's length. The 100% tax is also imposed to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate. In the case of a qualified lodging facility (such as a hotel) leased by a REIT (directly or indirectly) to a taxable REIT subsidiary, the lease payments will not qualify as REIT-qualified rental income unless the property is operated on behalf of the taxable REIT subsidiary by an independent contractor. Moreover, at the time it enters into the operating agreement, the independent contractor must be actively engaged in the trade or business of operating qualified lodging facilities for persons not related to the REIT or the taxable REIT subsidiary. We believe the current operating agreements with LHL meet these requirements.

      We may also hold one or more of our assets through one or more corporate subsidiaries that satisfy the requirements to be treated as "qualified REIT subsidiaries." A qualified REIT subsidiary is disregarded for federal income tax purposes, which means, among other things, that for purposes of applying the gross income and assets tests, all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as ours. A subsidiary is a qualified REIT subsidiary if we own all the stock of the subsidiary. We may also hold one or more of our assets through other entities that may be disregarded for federal income tax purposes, such as one or more limited liability companies (LLCs) in which we are the only member.

      Finally, as described above, we may hold one or more of our assets through one or more partnerships. For purposes of applying the REIT asset and gross income qualifications tests, and in other instances, Treasury regulations will treat us as owning a proportionate share of a partnership's gross income and assets based on our percentage ownership of that partnership's capital. For this reason, if we own any percentage of the capital interests in a partnership that we do not control, we may be unable to avoid sharing in that partnership's non-REIT-qualifying assets and income.

      If we satisfy the asset tests at the close of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in asset values. If our failure to satisfy the asset tests results, either in whole or in part, from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. In some instances, however, we may be compelled to dispose of assets that we would prefer to retain.

      Annual Distribution Requirements. To qualify as a REIT we must also distribute to our shareholders dividends (other than capital gain dividends) in an amount at least equal to (i) the sum of (A) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our "net capital gain") and (B) 90% of the after-tax net income (if any) from foreclosure property, minus (ii) the sum of certain items of non-cash income (including, among other things, cancellation of indebtedness income and original issue discount income). In general, the distributions can be paid during the taxable year to which they relate. We may also satisfy the distribution requirements with respect to a particular year provided we (1) declare a sufficient dividend before timely filing our tax return for that year and (2) pay the dividend within the 12-month period following the close of the year, and on or before the date of the first regular dividend payment after such declaration.

      To the extent we fail to distribute our net capital gain, and to the extent we distribute at least 90%, but less than 100%, of our "REIT taxable income" (as adjusted) we will be subject to tax at the regular corporate capital gains rates (with respect to the undistributed net capital gain) and at the regular corporate ordinary income tax rates (with respect to the undistributed REIT taxable income). Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of the REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed. In addition, if we dispose of any asset subject to the Built-In Gain Rule during the Recognition Period, we will be required to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition. For this purpose, dividends declared in October, November or December of any calendar year and payable to shareholders of record on a specified date in such month, are treated as paid by us and as received by our shareholders on the last day of the calendar year, provided we actually pay the dividends no later than in January of the following calendar year.

      We intend to make timely distributions sufficient to meet the annual distribution requirements. In this regard, because we may claim depreciation and other non-cash charges in computing our REIT taxable income, we expect our cash flow to exceed our REIT taxable income. It is possible, however, that from time-to-time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. The shortfall may, for example, be due to differences between the time we actually receive income or pay an expense, and the time we must include the income or may deduct the expense for purposes of calculating our REIT taxable income. As a further example, the shortfall may be due to an excess of non-deductible cash outlays such as principal payments on debt and the acquisition of investments, over non-cash deductions such as depreciation. In such events, we may arrange for short-term or long-term borrowings so that we can pay the required dividends and meet the 90% distribution requirement.

      Under certain circumstances, if we fail to meet the distribution requirement for a taxable year, we may correct the situation by paying "deficiency dividends" to our shareholders in a later year. By paying the deficiency dividend we may increase our dividends paid deduction for the earlier year, thereby reducing our REIT taxable income for the earlier year. However, if we pay a deficiency dividend, we will have to pay to the IRS interest based upon the amount of any deduction taken for such dividend.

      Failure to Qualify. If we fail to qualify for taxation as REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

      For any year in which we fail to qualify as a REIT, we will not be required to make distributions to our shareholders. Any distributions we do make will not be deductible by us, and will generally be taxable to our shareholders as ordinary income to the extent of our current and accumulated earnings and profits. Subject to certain limitations in the Code, corporate shareholders receiving such distributions may be eligible to claim the dividends received deduction.

Taxation of Shareholders

      Taxation of U.S. Shareholders. As long as we qualify as a REIT, distributions that are made to our taxable U.S. Shareholders out of current or accumulated earnings and profits (and that are not designated as capital gain dividends) will be taken into account by them as ordinary income and will be ineligible for the dividends received deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held our shares. (Any loss upon a sale or exchange of shares held for six months or less (determined by applying certain holding period rules), however, will be treated as a long-term capital loss to the extent the shareholder received from us distributions that were required to be treated as long-term capital gains.)

      We may elect to not distribute any net long-term capital gain and pay the tax thereon. In that case, a U.S. Shareholder will (i) include in its income, as long-term capital gain, its proportionate share of the undistributed gain, and (ii) claim, as a refundable tax credit, its proportionate share of the taxes paid. In addition, a shareholder will be entitled to increase the basis in our shares by an amount equal to the difference between its share of the undistributed long term capital gains and its share of the taxes paid.

      Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shareholder's shares. To the extent these distributions exceed the shareholder's adjusted basis in its shares, the distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder.

      Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Therefore, depending on our earnings and profits, distributions with respect to our preferred shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis.

      Shareholders may not claim on their individual income tax returns our net operating losses or capital losses. In addition, distributions with respect to, and gain from the disposition of, our shares will be treated as "portfolio income" and, therefore, shareholders will be unable to claim passive losses against such income.

      A redemption of our shares will be treated as a distribution and hence taxable as a dividend to the extent of our current or accumulated earnings and profits, unless the redemption is treated as a distribution in part or full payment in exchange for the redeemed shares under section 302(b) of the Code. Under that statute, a redemption will generally be treated as a distribution in part or full payment in exchange for the redeemed shares if the distribution:

        o is "substantially disproportionate" with respect to your ownership in us,

        o results in a "complete termination" of your common and preferred share interests in us, or

        o is "not essentially equivalent to a dividend" with respect to you.

      In determining whether any of these tests have been met, a shareholder must generally take into account our common and preferred shares considered to be owned by the shareholder by reason of constructive ownership rules as well as our common and preferred shares actually owned by the shareholder.

      Backup Withholding. We will report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A shareholder may be subject to backup withholding with respect to dividends paid unless the holder (i) is a corporation or comes within certain other exempt categories and, if required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholdings rules. An individual U.S. Shareholder may satisfy the requirements by providing us with an appropriately prepared IRS Form W-9. Individual U.S. Shareholders who do not provide us with their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

      Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") if received by a tax-exempt entity. Based on that ruling, the dividend income from our shares will not be UBTI to a tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from selling our shares will not constitute UBTI unless the tax-exempt seller has held its shares as "debt financed property" or has used the shares in a trade or business.

      Notwithstanding the above paragraph, if we are a pension-held REIT, then any qualified pension trust that holds more than 10% of our stock will have to treat dividends as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in section 401(a) of the Code that is exempt from tax under section 501(a). In general, we will be treated as a pension held REIT if both (a) we are predominantly owned by qualified pension trusts (that is, at least one qualified pension trust holds more than 25% of our shares, or one or more qualified pension trusts, each of which owns more than 10% of our shares, hold in the aggregate more than 50% of our shares) and (b) we would not be a REIT if we had to treat our stock held in a qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust's multiple beneficiaries). As a result of certain limitations on transfer and ownership of shares contained in the Declaration of Trust, we do not expect to be classified as a "pension held REIT."

      In addition, if a tax-exempt shareholder is described in section 512(a)(3) of the Code, then distributions received from us may also constitute UBTI. A shareholder is described in section 512(a)(3) the shareholder qualifies for exemption under sections 501(c)(7), (9), (17) or (20).

Taxation of Foreign Shareholders

      The rules governing U.S. federal income taxation of Non-U.S. Shareholders are complex and no attempt will be made herein to provide more than a limited summary of those rules. WE RECOMMEND THAT NON-U.S. SHAREHOLDERS CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

      Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests (discussed below) and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to Non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. If income from the investment in the shares is treated as effectively connected with the shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to tax at graduated rates in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation).

      We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends (other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends) paid to a Non-U.S. Shareholder, unless we receive the requisite proof that (i) a lower treaty rate applies or (ii) the income is "effectively connected income." A Non-U.S. Shareholder claiming the benefit of a tax treaty may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A Non-U.S. Shareholder who wishes to claim distributions are effectively connected with a United States trade or business, may need to satisfy certification and other requirements, such as providing IRS Form W-8ECI. Other requirements, such as providing an IRS Form W-8IMY, may apply to Non-U.S. Shareholders that hold their shares through a financial intermediary or foreign partnership.

      Return of Capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from disposition by us of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will exceed our current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to dividends. The Non-U.S. Shareholder, however, may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution did, in fact, exceed our current and accumulated earnings and profits.

      Capital Gain Dividends. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if the gains were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on these distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard to whether the distributions are designated by us as capital gain dividends. Distributions subject to the FIRPTA provisions may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder unless the Shareholder is entitled to treaty relief or other exemption. Treasury Regulations under FIRPTA require us to withhold 35% of any distribution that we could designate as a capital gain dividend.

      Sales of Shares. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of shares generally will not be taxed under FIRPTA provided we are a "domestically controlled REIT." In general we will qualify as a domestically held REIT if at all times during a designated testing period less than 50% in value of our shares are held (directly or indirectly) by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT" and that therefore the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) its investment in our shares is "effectively connected" with its conduct of a U.S. trade or business, or (ii) the Non-U.S. Shareholder is an alien individual who is present in the United States for 183 days or more during the taxable year. A similar rule will apply to capital gain dividends not subject to FIRPTA.

      Although we anticipate that we will qualify as a domestically controlled REIT, because our shares will be publicly traded, no assurance can be given that we will continue to qualify. If we are not a domestically controlled REIT, then whether or not a Non-U.S. Shareholder's sale of the shares will be subject to tax under FIRPTA will depend on (i) whether or not the shares were regularly traded on an established securities market (such as the New York Stock Exchange) and (ii) the size of the seller's interest in the shares. If gain on the sale of shares is subject to tax under FIRPTA, then a Non-U.S. Shareholder is subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such shares may be required to withhold 10% of the gross purchase price.

Redemptions

      Redemptions of the shares will be treated as distributions made with respect to those shares. Whether such distributions will be treated as dividends will depend on the rules under section 302 (b) discussed above under the caption "Taxation of U.S. Shareholders." Whether such distributions will be subject to tax under FIRPTA will depend on whether such distributions are attributable to gain from sales or exchanges by us of U.S. real property interests.

Federal Estate Taxes

      In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Proposed Legislation

      Under the President's budget proposal for fiscal year 2004, up to 100% of the dividends paid by a taxable corporation to its shareholders could be excluded from each shareholder's gross income. Subject to certain narrow exceptions, this exclusion would not apply to REIT dividends such as the dividends payable on our shares. If the dividend exclusion becomes law, an investment in our shares could become less attractive than other investments and could impair the value of our shares.

                             PLAN OF DISTRIBUTION

      We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

      Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. LaSalle Hotel Properties also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions for commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      Certain of the underwriters and their affiliates may engage in transactions with, and perform services for, us in the ordinary course of business.

                                 LEGAL MATTERS

      The validity of the issuance of the securities offered hereby and certain legal matters described under "Federal Income Tax Considerations" will be passed upon for LaSalle Hotel Properties by Sidley Austin Brown & Wood LLP, New York, New York.

                                    EXPERTS

      The consolidated financial statements and schedule of LaSalle Hotel Properties as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 and the financial statements of LaSalle Hotel Lessee, Inc. for the year ended December 31, 2000 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

==============================================================================












                           LaSalle Hotel Properties



















==============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

      The following sets forth the estimated expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:

      Securities and Exchange Commission registration fee..    $16,164
      NYSE Listing Fee.....................................     12,500
      Printing and engraving expenses......................     50,000
      Legal fees and expenses..............................     75,000
      Accounting fees and expenses.........................      8,000
      Blue Sky fees and expenses...........................      2,000
      Miscellaneous........................................     10,000
      Total                                                   $173,664
                                                              ========

Item 15.  Indemnification of Trustees and Officers.

      The Company's officers and trustees are and will be indemnified under Maryland and Delaware law, the Declaration of Trust and Bylaws of the Company and the Partnership Agreement of the Operating Partnership against certain liabilities. The Declaration of Trust of the Company requires it to indemnify its trustees and officers to the fullest extent permitted from time to time under Maryland law.

      The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status.

      The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

      Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Maryland Law for directors and officers of Maryland corporations. Maryland Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or
(ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with Maryland Law, the Bylaws of the Company require it, as a condition to advance expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

      The Company has entered into indemnification agreements with each of its trustees and officers. The indemnification agreements require, among other things, that the Company indemnify its trustees and officers to the fullest extent permitted by law and advance to its trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees or officers pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits.

                                 Exhibit Index

Exhibits                                Description

   1.1    --    Form of Underwriting Agreement for Common Shares.
   1.2    --    Form of Underwriting Agreement for Preferred Shares.
   3.1    --    Amended and Restated Bylaws.
   4.1    --    Form of Common Share Certificate.(1)
   4.3    --    Form of Preferred Share Certificate evidencing 10 1/4 %
                Series A Cumulative Redeemable Preferred Shares of
                Beneficial Interest, Liquidation Preference $25.00 Per share,
                Par Value $.01 Per Share.(2)
   4.4    --    Form of Warrant Agreement.(3)
   4.5    --    Form of Warrant.(3)
     5    --    Opinion of Sidley Austin Brown & Wood LLP as to
                the legality of the Securities.
     8    --    Opinion of Sidley Austin Brown & Wood LLP as to
                tax matters.
  12.1     --   Calculation of LaSalle Hotel Properties Ratios of
                Earnings to Combined Fixed Charges and Preferred
                Stock Dividends.
  23.1    --    Consent of Sidley Austin Brown & Wood LLP
                (included in Exhibits 5 and 8).
  23.2    --    Consent of KPMG LLP.
    24    --    Power of attorney (included on the signature page
                of this Registration Statement).
-----------------

(1) Previously filed as an exhibit to Registration Statement on Form S-11 (No. 333-45647) and incorporated herein by reference.

(2) Previously filed as an exhibit to Registration Statement on Form 8-A (No. 001-14045) and incorporated herein by reference.

(3) To be filed by amendment or incorporated by reference in connection with the offering of Securities.

Item 17. Undertakings.

      (a)  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, partners and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer, partner or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, partner or controlling person in connection with the securities being registered, the applicable Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, LaSalle Hotel Properties certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, MD, on March 27, 2003.

                                    LASALLE HOTEL PROPERTIES




                                    By:   /s/ Hans S. Weger
                                       ---------------------------------
                                          Hans S. Weger
                                          Executive Vice President, Treasurer
                                          and Chief Financial Officer

      KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and trustees of LaSalle Hotel Properties hereby severally constitute Jon E. Bortz, Michael D. Barnello and Hans S. Weger, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and trustees to enable LaSalle Hotel Properties to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                       Title                Date
       ----------                      -----                ----

                                Chairman, President        March 27, 2003
   /s/ Jon E. Bortz             and Chief Executive
------------------------------  Officer
        Jon E. Bortz


   /s/ Darryl Hartley-Leonard   Trustee                    March 27, 2003
------------------------------
   Darryl Hartley-Leonard


   /s/ Kelly L. Kuhn            Trustee                    March 27, 2003
------------------------------
        Kelly L. Kuhn


   /s/ William S. McCalmont     Trustee                    March 27, 2003
------------------------------
    William S. McCalmont


   /s/ Donald S. Perkins        Trustee                    March 27, 2003
------------------------------
      Donald S. Perkins


   /s/ Stuart L. Scott          Trustee                    March 27, 2003
------------- --------------
       Stuart L. Scott


   /s/ Donald A. Washburn       Trustee                    March 27, 2003
----------------------------
     Donald A. Washburn

                                 Exhibit Index

Exhibits                       Description

   1.1    --    Form of Underwriting Agreement for Common Shares.
   1.2    --    Form of Underwriting Agreement for Preferred Shares.
   3.1    --    Amended and Restated Bylaws.
   4.1    --    Form of Common Share Certificate.(1)
   4.3    --    Form of Preferred Share Certificate evidencing 10 1/4 %
                Series A Cumulative Redeemable Preferred Shares of
                Beneficial Interest, Liquidation Preference $25.00 Per
                share, Par Value $.01 Per Share.(2)
   4.4    --    Form of Warrant Agreement.(3)
   4.5    --    Form of Warrant.(3)
     5    --    Opinion of Sidley Austin Brown & Wood LLP as to the legality of the Securities.
     8    --    Opinion of Sidley Austin Brown & Wood LLP as to tax matters.
  12.1     --   Calculation of LaSalle Hotel Properties Ratios of
                Earnings to Combined Fixed Charges and Preferred
                Stock Dividends.
  23.1    --    Consent of Sidley Austin Brown & Wood LLP (included in
                Exhibits 5 and 8).
  23.2    --    Consent of KPMG LLP.
    24    --    Power of attorney (included on the signature page
                of this Registration Statement).

-----------------

(1) Previously filed as an exhibit to Registration Statement on Form S-11 (No. 333-45647) and incorporated herein by reference.

(2) Previously filed as an exhibit to Registration Statement on Form 8-A (No. 001-14045) and incorporated herein by reference.

(3) To be filed by amendment or incorporated by reference in connection with the offering of Securities.